Exhibit 3.244

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

1.	The name of the limited liability company is T-Mobile Subsidiary IV LLC.

2.	The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the registered agent at such address is Corporation Service Company.

3.	This Certificate of Formation is effective as of December 31, 2019 at 11:59 pm EST.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 20, 2019.

/s/ David A. Miller
David A. Miller, Authorized Person